Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Snow Lake Resources Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1:  Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2) (4)	Proposed Maximum Offering Price Per Unit (1) (3)	Maximum Aggregate Offering Price(1) (3) (4)	Fee Rate	Amount of Registration Fee (4) (5)
Equity	Common Shares	457(o)				$0.0001162 ($116.20 per $1,000,000)	$11,620.00(9)
Equity	Preferred Shares	457(o)				$0.0001162 ($116.20 per $1,000,000)
Equity	Warrants(6)	457(o)				$0.0001162 ($116.20 per $1,000,000)
Debt	Debt Securities(7)	457(o)				$0.0001162 ($116.20 per $1,000,000)
Equity	Units(8)	457(o)				$0.0001162 ($116.20 per $1,000,000)

Total Offering Amounts					$100,000,000		$11,620.00
Total Fee Offsets							$0
Net Fees Due							$11,620.00

(1)

There are being registered hereunder such indeterminate number of (i) ordinary shares, (ii) preferred shares, (iii) debt securities, (iv) warrants and (v) units, as shall have an aggregate initial offering price not to exceed $100,000,000 or such lesser aggregate amount permitted under General Instruction I.B.5 to Form F-3 under the Securities Act. Such indeterminate amounts may from time to time be issued at indeterminate prices, in U.S. Dollars. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. This registration statement also includes such presently indeterminate number of securities as may be issuable from time to time upon conversion or upon exercise of, or in exchange for, any such convertible or exchangeable securities registered hereunder or pursuant to the anti-dilution provisions of any such securities.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, the securities offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

The proposed maximum per unit and aggregate offering prices per security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4)

The amount to be registered, proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price are not specified as to each class of security pursuant to General Instruction II.C of Form F-3 under the Securities Act. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(5)

With respect to securities to be offered for sale by the Registrant, the registration fee is calculated in accordance with Rule 457(o) of the Securities Act of 1933, based on the Proposed Maximum Aggregate Offering Price.

(6)

Warrants may entitle the holder to purchase our ordinary shares, preferred shares, debt securities or any combination thereof. Warrants may be issued independently or together with ordinary shares or preferred shares, and the warrants may be attached to or separate from such securities.

(7)	May include senior or subordinated debt.
(8)	Each unit may consist of one or more of the other securities described in this prospectus in any combination.
(9)	Paid herewith